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                            [Funco, Inc. Letterhead]

FOR IMMEDIATE RELEASE

CONTACT:
Stanley A. Bodine
President
Funco, Inc.
612-946-8883


                FUNCO APPROVES REVISED ACQUISITION PROPOSAL FROM
                      ELECTRONICS BOUTIQUE AT $21 PER SHARE


MINNEAPOLIS, MN, April 21, 2000 -- Funco, Inc. (Nasdaq: FNCO) announced that it has entered into an amendment to its March 31, 2000 definitive merger agreement with Electronics Boutique Holdings Corp. The amendment increases the per share acquisition price from $17.50 to $21.00 per share, payable in cash. Electronics Boutique proposed the increase following an offer by Barnes & Noble, Inc. to acquire the Funco shares at $21.00 per share in cash. Under the terms of the March 31 merger agreement, Electronics Boutique had five business days following notice from Funco of the Barnes & Noble offer to propose adjustments that would enable Funco's Board of Directors to maintain its recommendation of the Electronics Boutique merger agreement, offer and merger. The Electronics Boutique tender offer is expected to commence next week.

         Funco currently owns and operates 401 retail stores, that are predominately located in strip malls throughout the United States, and also operates an e-commerce division, located at http://www.funcoland.com.

         THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF FUNCO, INC. AT THE TIME AN OFFER IS COMMENCED FUNCO, INC. WILL FILE WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE OFFEROR WILL FILE A TENDER OFFER STATEMENT WITH THE COMMISSION. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL SHAREHOLDERS OF FUNCO, INC. AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE FOR FREE AT THE COMMISSION'S WEBSITE AT WWW.SEC.GOV.